Exhibit 16.1

April 7, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read the statements of China Longyi Group International Holdings Limited pertaining to our firm included under Item 4.01 of Form 8-K to be filed on or about April 7, 2008 and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Child, Van Wagoner & Bradshaw, PLLC

CHILD, VAN WAGONER & BRADSHAW, PLLC